
                                                                   EXHIBIT 10.29

                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT

                          dated as of August 31, 2000

                                  by and among

                             PGI ACQUISITION INC.,

                           THE PROVIDENCE GROUP, INC.

                                      and

                               MALINDA A. MORROW

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                               TABLE OF CONTENTS

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ARTICLE I

      DEFINITIONS....................................................................  1
            1.1    Definitions.......................................................  1

ARTICLE II

      PURCHASE AND SALE..............................................................  8
            2.1    Purchase and Sale.................................................  8
            2.2    Minimum Book Value................................................  8
            2.3    Closing Balance Sheet.............................................  9

ARTICLE III

      CONSIDERATION..................................................................  9
            3.1    Consideration.....................................................  9
            3.2    Purchase Price Adjustments........................................  9
            3.3    Allocation of Purchase Price...................................... 11

ARTICLE IV

      CLOSING........................................................................ 11
            4.1    Closing........................................................... 11
            4.2    Closing Deliveries................................................ 11
            4.3    Further Assurances; Post-Closing Cooperation...................... 11

ARTICLE V

      REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY....................... 12
            5.1    Organization, Good Standing, Power, Etc........................... 12
            5.2    Capital Stock..................................................... 12
            5.3    Subsidiaries, Divisions and Affiliates............................ 13
            5.4    Equity Investments................................................ 13
            5.5    Authorization of Agreement........................................ 13
            5.6    No Violation...................................................... 14
            5.7    Restrictions...................................................... 14
            5.8    Governmental and Other Consents................................... 14
            5.9    Financial Statements.............................................. 14
            5.10   Absence of Certain Changes or Events.............................. 15
            5.11   Title to Assets; Absence of Liens and Encumbrances................ 15
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            5.12   Equipment......................................................... 16
            5.13   Insurance......................................................... 16
            5.14   Contracts......................................................... 17
            5.15   Real Property..................................................... 19
            5.16   Tangible Personal Property........................................ 22
            5.17   Intellectual Property Rights...................................... 22
            5.18   Permits, Licenses, Etc............................................ 23
            5.19   Compliance with Applicable Laws................................... 23
            5.20   Litigation........................................................ 23
            5.21   No Interest in Competitors........................................ 24
            5.22   Customers, Suppliers, Distributors and Agents..................... 24
            5.23   Books and Records................................................. 24
            5.24   Employee Benefit Plans............................................ 25
            5.25   Powers of Attorney................................................ 26
            5.26   Sufficiency of Assets............................................. 26
            5.27   Employees; Labor Relations........................................ 26
            5.28   Past Due Obligations.............................................. 26
            5.29   Environmental Matters............................................. 27
            5.30   Taxes............................................................. 28
            5.31   Recent Dividends and Other Distributions.......................... 30
            5.32   Inventory......................................................... 30
            5.33   Purchase and Sale Obligations..................................... 30
            5.34   Other Information................................................. 30
            5.35   Accounts Receivable and Accounts Payable.......................... 30
            5.36   Brokers and Finders............................................... 31
            5.37   No Undisclosed Liabilities........................................ 31
            5.38   Book Value; EBIT.................................................. 31

ARTICLE VI

      REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................... 31
            6.1    Organization...................................................... 31
            6.2    Authorization of Agreement........................................ 31
            6.3    No Violation...................................................... 31
            6.4    Litigation........................................................ 32

ARTICLE VII

      COVENANTS OF SELLER AND THE COMPANY............................................ 32
            7.1    Conduct of Business Until Closing Date............................ 32
            7.2    Approvals, Consents and Further Assurances........................ 34
            7.3    Access to Properties, Records, Suppliers, Agents, Etc............. 34
            7.4    Advice of Changes................................................. 34
            7.5    Conduct........................................................... 34
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                                       ii

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            7.6    Employee Benefit Plans............................................ 35
            7.7    Satisfaction of Conditions by Seller.............................. 35
            7.8    Non-competition................................................... 35
            7.9    Indebtedness...................................................... 35

ARTICLE VIII

      COVENANTS OF PURCHASER......................................................... 36
            8.1    Satisfaction of Conditions by Purchaser........................... 36

ARTICLE IX

      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER........................... 36
            9.1    Accuracy of Representations and Warranties........................ 36
            9.2    Performance of Agreements......................................... 36
            9.3    Litigation, Etc................................................... 36
            9.4    Approvals and Consents............................................ 37
            9.5    Officer's Certificate............................................. 37
            9.6    Good Standing Certificate......................................... 37
            9.7    No Material Adverse Change........................................ 37
            9.8    Actions, Proceedings, Etc......................................... 37
            9.9    Opinions of Counsel to Seller and the Company..................... 38
            9.10   Licenses, Permits, Consents, Etc.................................. 38
            9.11   Documentation of Rights........................................... 38
            9.12   Employment Agreement.............................................. 38
            9.13   Real Property and Other Matters................................... 38
            9.14   Indebtedness...................................................... 39
            9.15   Book Value; EBIT.................................................. 39
            9.16   Environmental Condition........................................... 39
            9.17   2000 Balance Sheet................................................ 39

ARTICLE X

      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.............................. 39
            10.1   Accuracy of Representations and Warranties........................ 39
            10.2   Performance of Agreements......................................... 39
            10.3   No Injunction..................................................... 40
            10.4   Opinion of Counsel to Purchaser................................... 40

ARTICLE XI

      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.................... 40
            11.1   Survival.......................................................... 40
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                                      iii

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            11.2   Indemnification by Seller......................................... 40
            11.3   Indemnification by Purchaser...................................... 41
            11.4   Method of Asserting Claims........................................ 41
            11.5   Subrogation....................................................... 43
            11.6   Indemnity Payment................................................. 43
            11.7   Offset............................................................ 43

ARTICLE XII

      TAX MATTERS.................................................................... 43
            12.1   Allocation of Certain Taxes....................................... 43
            12.2   Preparation and Filing of Tax Returns............................. 44
            12.3   Transfer Taxes.................................................... 44
            12.4   Tax Sharing Agreements............................................ 44

ARTICLE XIII

      MISCELLANEOUS.................................................................. 44
            13.1   Expenses.......................................................... 44
            13.2   Termination....................................................... 45
            13.3   Waivers........................................................... 45
            13.4   Binding Effect; Benefits.......................................... 46
            13.5   Assignment........................................................ 46
            13.6   Notices........................................................... 46
            13.7   Entire Agreement.................................................. 47
            13.8   Headings; Certain Terms........................................... 47
            13.9   Arbitration of Claims............................................. 47
            13.10  Counterparts...................................................... 48
            13.11  Governing Law..................................................... 48
            13.12  Severability...................................................... 48
            13.13  Amendments........................................................ 49
            13.14  Section References................................................ 49


ANNEXES

Annex I     -      Ownership of Shares

EXHIBITS

Exhibit A   -      Form of Opinion of Counsel to Seller
Exhibit B   -      Form of Opinion of Counsel to Company
Exhibit C   -      Form of Employment Agreement

Exhibit D   -      Form of FIRPTA Certificate
Exhibit E   -      Form of Estoppel Certificate
Exhibit F   -      Form of Opinion of Counsel to Purchaser

SCHEDULES

            This PURCHASE AGREEMENT, dated as of August 31, 2000, is made and entered into by and among PGI ACQUISITION INC., a Delaware corporation ("Purchaser"), THE PROVIDENCE GROUP, INC., a Delaware corporation (the "Company"), and MALINDA A. MORROW ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Article I.

            WHEREAS, the Company is engaged in the business of environmental remediation including in-tank retrieval and removal of hazardous waste (the "Business");

            WHEREAS, Seller collectively owns all of the issued and outstanding shares of capital stock of the Company as set forth on Annex I (the "Shares"); and

            WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, the Shares, on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      1.1 Definitions. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

      "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

      "Affiliate" means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person or entity, whether through the ownership of voting securities, by contract, or otherwise.

      "Assets and Properties" of any person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including, without limitation, the goodwill related to any of the foregoing, operated, owned or leased by or in the possession of such person.

      "Books and Records" of any person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets and properties of such person, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer and subscription lists, computer files and programs, retrieval programs, editorial files, operating data and plans and environmental studies and plans

      "Claim Notice" means a written notification pursuant to Section 11.4(a) of a Third Party Claim as to which indemnity under Section 11.2 or Section 11.3 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, on the Indemnified Party in connection with such Third Party Claim.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Contract" means any agreement, lease (other than the Real Property Leases), evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

      "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

       "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including but not limited to any Governmental or Regulatory Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

      "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law.

      "Environmental Law" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including but not limited to: the Clean Air Act, 42 U.S.C.ss.7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss. 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C.ss.1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C.ss.136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C.ss.6901 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C.ss.651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

      "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

      "GAAP" means generally accepted accounting principles as currently in effect and applied in a consistent manner.

      "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

      "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

      "Indebtedness" of any person means all obligations of such person (i) for borrowed money, (ii) evidenced by a note, bond, debenture or similar instrument,
(iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under any capital lease or (v) in the nature of a guarantee of any obligation of any other person of a type described in any of clauses (i) through (iv) above.

      "Indemnified Party" means any Person claiming indemnification under any provision of Article XI.

      "Indemnity Dispute Notice" means any written notice by an Indemnifying Party pursuant to Section 11.4(c) of a dispute with respect to an Indemnity Notice, specifying the nature of and basis for such a dispute.

      "Indemnity Dispute Period" means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

      "Indemnity Notice" means written notification pursuant to Section 11.4(c) of a claim for indemnity under Article XI by an Indemnified Party specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

      "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

      "Indemnity Resolution Period" means the period ending thirty (30) calendar days following receipt by an Indemnified Party of an Indemnity Dispute Notice.

      "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, specifications, data, technology, methodologies, computer programs (including all source codes), confidential and proprietary information, whether or not subject to statutory registration (including client and business leads and contacts), and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and all goodwill associated with the foregoing, including the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

      "Inventory" means all inventories of raw materials, work-in-process, finished goods, parts, components, works of authorship, products or materials under research and development, returned or repossessed products, demonstration equipment, office and other supplies, containers, shipping and packaging materials and other accessories related thereto wherever located and whether or not consigned, which are owned or held for use by the Company, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other person, together with all rights of the Company against suppliers of such inventories.

      "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

      "Liabilities" means all Indebtedness, obligations and other liabilities of a person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

      "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, memberships, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

      "Lien" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing).

      "Loss" means any and all damages, fines, Taxes, fees, penalties, deficiencies, losses and expenses including, without limitation, interest, expenses of investigation, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment

      "Operative Agreements" means the Employment Agreement and any supporting or other agreements to be entered into in connection with the transactions contemplated by this Agreement.

      "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not impair or adversely affect the value or marketability of the property subject to such Lien or interfere with or adversely affect the use of such property in the conduct of the Business and which does not secure obligations for money borrowed.

      "Post-Closing Period" means any taxable period or portion thereof beginning after the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

      "Pre-Closing Period" means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

      "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

       "Site" means any of the real properties currently or previously owned, leased or operated by the Company, any predecessors of the Company or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater thereat.

      "Tangible Personal Property" means all furniture, fixtures, equipment, machinery and other tangible personal property of the Company, wherever located, owned or held for use by the Company, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other person;

      "Taxes" means all taxes, including without limitation all federal, state, local, foreign and other income, franchise, sales, use, Transfer Taxes, payroll, withholding, environmental, alternative or add-on minimum and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest, and any contractual or other obligation to indemnify or reimburse any person with respect to any such assessment.

      "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any federal, state, local or foreign jurisdiction, having jurisdiction with respect to any Tax.

      "Tax Return" means any report, statement, return, declaration of estimated tax or other information required to be supplied by or on behalf any person to a taxing authority in connection with Taxes, or with respect to grants of tax exemption, including any consolidated, combined, unitary, joint or other return filed by any person that properly includes the income, deductions or other tax information concerning any person.

      "Transfer Taxes" means sales, use, value added, transfer, real property transfer, recording, stock transfer, registration, documentary stamp and other similar taxes and fees.

      "Treasury Regulations" means the regulations promulgated by the U.S. Treasury under the Code.

      "Year 2000 Compliant" means that (i) data structures (i.e., databases and data files) provide a four-digit date century, (ii) stored data contains date century recognition, (iii) calculations and program logic (i.e., sort algorithms, calendar generations and event recognition) accommodate both same century and multi-century formulas and data, (iv) interfaces to and from other systems or organizations prevent the entrance and exit of non-compliant dates and data, (v) user interfaces (i.e., screens and reports) show four-digit years if critical to business functions, and (vi) the year 2000 is correctly treated as a leap year within all calculation and calendar logic, such that such systems and technology do not and will not, without requiring any modifications, experience any malfunctions, premature cancellation or expiration of contractual rights or deletion of data, or any other problems in connection with the year 2000 (as distinct from 1900's years), the date February 29, 2000 (and all subsequent leap years), and/or any other date after January 1, 2000.

            (b) The following terms, when used in this Agreement, shall have the meanings defined for such terms in the Section set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):

      Term                                             Section
      ----                                             -------

      "1998 Balance Sheet"                             5.9
      "1999 Balance Sheet"                             5.9
      "2000 Balance Sheet"                             5.9
      "AAA"                                            13.9(c)
      "Annual Amount"                                  3.2(b)
      "Approvals"                                      5.15(l)
      "Arbitration Notice"                             13.9(b)
      "Balance Sheet Notice of Disagreement"           2.3(b)
      "Book Value"                                     2.2
      "Book Value Adjustment"                          3.2(a)
      "Business"                                       Recitals
      "Closing"                                        4.1
      "Closing Balance Sheet"                          2.3(a)
      "Closing Date"                                   4.1
      "Company"                                        Recitals
      "Dispute"                                        13.9(a)
      "EBIT Notice"                                    3.2(b)(ii)
      "EBIT Notice of Disagreement"                    3.2(b)(iii)
      "Employee Benefit Plans"                         5.24
      "Employment Agreement"                           9.12
      "ERISA"                                          5.24
      "Final Closing Balance Sheet"                    2.3(b)
      "Financial Statements"                           5.9
      "Initiating Party"                               13.9(b)
      "Leased Real Property"                           5.15(a)
      "Minimum Book Value"                             2.2
      "PGI Acquisition Inc."                           Recitals
      "Post-Closing Year"                              3.2(b)
      "Purchaser"                                      Recitals
      "Purchaser Indemnitees"                          11.2
      "Real Property Leases"                           5.15(a)
      "Review Period"                                  7.9(c)
      "Seller"                                         Recitals
      "Shares"                                         Recitals
      "The Providence Group, Inc."                     Recitals
      "Third Party Claim"                              11.4(a)
      "Three-Year Amount"                              3.2(b)
      "Three-Year Period"                              3.2(b)

            (c) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; and (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II

                               PURCHASE AND SALE

      2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase from Seller, free and clear of all Liens, all of Seller's right, title and interest in and to the Shares owned by Seller as set forth opposite Seller's name on Annex I hereto.

      2.2 Minimum Book Value. Each of Purchaser, Seller and the Company agrees that, as of the Closing Date and immediately prior to the Closing, the aggregate book value ("Book Value") of the Company shall be equal to at least One Million Dollars ($1,000,000) ("Minimum Book Value"), which amount shall include sufficient cash with which to operate the Business post-Closing in a manner consistent with past practice. The Book Value shall be the amount equal to (i) the value of the Assets and Properties of the Company, to the extent required to be set forth on a balance sheet prepared in accordance with GAAP, minus (ii) the value of the Liabilities of the Company, to the extent required to be set forth on a balance sheet prepared in accordance with GAAP. In determining the Book Value and the Minimum Book Value of the Company for purposes of this Agreement, there shall be added to the Liabilities of the Company an amount equal to the incremental United States federal, state and local tax cost (on a dollar-for-dollar, rather than a present value, basis) to which the Company will become subject by reason of the application of Section 481 of the Code (and any equivalent state or local laws or rules) to the Company's change of method of accounting for Tax purposes from the cash method to the accrual method as of the Closing Date.

      2.3   Closing Balance Sheet.

            (a) Within 60 days after the Closing, Seller, at Seller's cost and if requested by Purchaser, shall prepare and cause the Company's regularly engaged certified public accountant to audit, report on, certify and deliver to Purchaser the balance sheet ("Closing Balance Sheet") of the Company as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP, and in a manner consistent with the Company's Financial Statements. If Purchaser requests a post-closing audit, Purchaser shall, at its expense, provide assistance to help facilitate such required audit.

            (b) Unless Purchaser objects in writing to Seller ("Balance Sheet Notice of Disagreement") within 30 days of Purchaser's receipt of the Closing Balance Sheet, the Closing Balance Sheet shall become final and binding on the parties. During the 25-day period following Purchaser's receipt of the Closing Balance Sheet, Purchaser and its representatives will be permitted to review all work papers, schedules and calculations used in the preparation thereof. Seller will cooperate with Purchaser and its representatives in facilitating any such review. Any Balance Sheet Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Balance Sheet Notice of Disagreement is delivered to Seller in a timely manner, then the Closing Balance Sheet shall become final and binding upon the parties on the earlier of: (i) the date the parties resolve in writing dispute matters, and (ii) the date disputed matters are resolved in the manner prescribed in Section 13.9 hereof. The Closing Balance Sheet that becomes final and binding on the parties is referred to as the "Final Closing Balance Sheet."

                                  ARTICLE III

                                 CONSIDERATION

      3.1 Consideration. The aggregate purchase price (the "Purchase Price") for the Shares and for the covenant contained in Section 7.8 hereof, shall consist of (i) Three Million and One Hundred Thousand Dollars ($3,100,000), subject to adjustment as described in Section 3.2.

      3.2 Purchase Price Adjustments. (a) In the event that the Book Value as reflected on the Final Closing Balance Sheet shall be less than the Minimum Book Value, the Purchase Price shall be reduced dollar for dollar by an amount equal to the excess of the Minimum Book Value over the Book Value reflected on the Final Closing Balance Sheet (the "Book Value Adjustment"). For purposes of this
Section 3.2, Book Value shall include certain assets of M&B Leasing Partnership as set forth on Schedule 3.2 hereto and valued at $175,000, which assets shall be transferred to the Company on or before the Closing. The Book Value Adjustment shall be satisfied by the payment by Seller of the amount of such adjustment by certified check or wire transfer of immediately available funds to such account as Purchaser may reasonably direct by written notice delivered to Seller by Purchaser within ten (10) days of the determination of the Final Closing Balance Sheet.

            (b) (i) In the event that, during the three fiscal years ending on the last day of the third full fiscal year following the Closing Date (the "Three-Year Period"), the Company generates cumulative EBIT (as defined below) in excess of Two Million and One Hundred Thousand Dollars ($2,100,000), Purchaser shall pay Seller Eight Hundred Thousand Dollars ($800,000) (the "Three-Year Amount") as additional purchase price. As used herein, EBIT shall mean, for any period, earnings before interest and taxes (as calculated according to GAAP), and shall exclude any corporate overhead of Purchaser and its Affiliates except the Company's pro-rata accounting fees, and further, shall exclude any amortization expense, including but not limited to, amortization of goodwill, resulting from any allocation relating to the transactions contemplated by this Agreement.

            (ii) In the event the Company generates EBIT in excess of Eight Hundred Thousand Dollars ($800,000) in any Post-Closing Year, Purchaser shall pay Seller an amount (each, an "Annual Amount") equal to 20% of such excess as additional purchase price. For purposes of this Agreement "Post-Closing Year" means any of the first five full fiscal years of the Company commencing after the Closing Date. Any amount due pursuant to this subsection (ii) shall be in addition to any amount due and owing pursuant to subsection (i) above.

            (iii) Promptly upon calculation of EBIT with respect to the Three-Year Period (referred to in Section 3.2(b)(i)) or any Post-Closing Year (referred to in Section 3.2(b)(ii)), as the case may be, Purchaser shall deliver to Seller a notice (the "EBIT Notice") setting forth:

            (A) EBIT attributable to the Company during the Three-Year Period (referred to in Section 3.2(b)(i)) or any Post-Closing Year (referred to in Section 3.2(b)(ii)), as the case may be; and

            (B) a calculation of the Three-Year Amount or the Annual Amount, if any, due pursuant to this Section 3.2(b).

            (iv) Unless Seller shall object in writing to Purchaser ("EBIT Notice of Disagreement") within ninety (90) days of receipt of the EBIT Notice from Purchaser, the EBIT Notice shall become final and binding on the parties. During the ninety (90) day period following Seller<180>s receipt of the EBIT Notice, Seller's accountants will be permitted to review the workpapers of Purchaser's accountants relating to the EBIT Notice and back-up documentation solely for the purpose of verifying EBIT calculations. Any EBIT Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During the forty five (45) day period following the delivery of any EBIT Notice of Disagreement, the parties shall attempt in good faith to amicably resolve their differences specified in the EBIT Notice of Disagreement. If, at the end of such 45-day period, the parties have not reached agreement on such matters, either Purchaser or Seller shall submit the matters which remain in dispute for arbitration pursuant to Section 13.9 hereof. If an EBIT Notice of Disagreement is received by Purchaser in the manner prescribed herein, then the EBIT Notice shall become final and binding upon the parties on the earlier of
(i) the date the parties resolve in writing disputed matters, and (ii) the date disputed matters are resolved in the manner prescribed in Section 13.9 hereof.

      3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Shares and the covenant contained in Section 7.8 hereto, as set forth on Schedule 3.3 hereto. In the event of any payments under Section 3.2 herein such payments shall be allocated to the Shares or as otherwise agreed to by the parties hereto. The allocations in this Section 3.3 shall be used by Purchaser and Seller for all relevant Tax purposes.

                                   ARTICLE IV

                                    CLOSING

      4.1 Closing. Subject to the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held in Knoxville, Tennessee at 10:00 A.M. (New York, New York time), on August 31, 2000, or at such later date, place or time as the parties shall otherwise mutually agree upon (the date of the Closing being referred to herein as the "Closing Date"). All Closing transactions shall be deemed to take place simultaneously, and no Closing transaction shall be deemed consummated until all transactions to take place at the Closing have been consummated.

      4.2 Closing Deliveries. At the Closing, Purchaser will pay the Purchase Price by certified check or wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, Seller will deliver or cause to be delivered to Purchaser (i) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank and (ii) the minute books, stock transfer books and corporate seal of the Company. At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other documents and instruments required to be delivered under Articles IX and X.

      4.3 Further Assurances; Post-Closing Cooperation. (a) At any time or from time to time after the Closing, at Purchaser's request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Shares, and, to the fullest extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and to assist Purchaser in exercising all rights with respect to the Shares, and otherwise to cause Seller and the Company to fulfill their respective obligations under this Agreement and the Operative Agreements.

            (b) At any time after the Closing, for litigation, Tax or accounting purposes, upon the written request of Purchaser to Seller, or Seller to Purchaser, stating the need therefor, the party receiving such request shall
(i) make or cause to be made available to the other party, its related companies or successors, and permit such other party and its agents to inspect and copy the Books and Records of the party receiving such request and (ii) assist in arranging discussions with (and calling as witnesses) officers, employees and agents of the party receiving such request on matters relating to the Shares subject to the reimbursement of the party receiving such request for any actual out-of-pocket expenses incurred by the party receiving such request in the performance of its obligations under this Section 4.3.

            (c)   Notwithstanding anything to the contrary contained in this
Section 4.3, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with Section 4.3(b) shall be subject to applicable rules relating to discovery.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

      As an inducement to Purchaser to enter into this Agreement and perform its obligations hereunder, each of Seller and the Company jointly and severally represents and warrants to Purchaser as follows, each of which representation and warranty is material and is being relied upon by Purchaser, and each of which is true as of the date hereof and shall be true as of the Closing, with the same effect as if said representations and warranties had been made at and as of the Closing Date:

      5.1 Organization, Good Standing, Power, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company is authorized or licensed to do business as a foreign corporation and is in good standing in each jurisdiction (set forth in Schedule
5.1 hereto) in which the character and location of its Assets and Properties or the nature of the Business makes such qualification necessary. The Company has all requisite corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby and (ii) to own or lease and operate its properties and assets, and carry on the Business as it is presently being conducted. Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Operative Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

      5.2   Capital Stock.

            (a) The Company has authorized capital stock consisting of One Thousand and Five Hundred (1,500) shares of common stock, $1.00 par value (the "Common Stock"), of which One Thousand and Five Hundred (1,500) shares are issued and outstanding. The Shares constitute all of the authorized, issued and outstanding shares of capital stock of the Company.

            (b) All of the Shares (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were not issued in violation of any preemptive or other rights, and (iii) were issued in compliance with all federal and applicable state securities laws.

            (c) Except as set forth in Schedule 5.2(a) hereto, there are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for, requiring or permitting the offer, sale, purchase or issuance of any shares of capital stock of the Company or any other securities (as such term is defined in the Securities Act of 1933, as amended). Except as set forth in Schedule 5.2, there are no equity securities of the Company that are reserved for issuance or are outstanding.

            (d) Except as set forth in Schedule 5.2(d) hereto, Seller owns of record and beneficially all of the Shares, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind and has full power and legal right to sell, assign, transfer and deliver the same. Neither Seller nor the Company is a party to any voting trust, proxy or other agreement with respect to any capital stock of the Company. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser of certificates representing the Shares (duly endorsed for transfer or with properly executed stock powers attached thereto), and upon Seller's receipt of the Purchase Price, good and valid title to the Shares will pass to Purchaser, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind.

      5.3   Subsidiaries, Divisions and Affiliates. Except as set forth on
Schedule 5.3 hereto, there are no subsidiaries, divisions or Affiliates of the Company. Except as set forth on Schedule 5.3, the Business has been conducted solely by the Company and not through any Affiliate, joint venture or other entity, person or under any other name.

      5.4 Equity Investments. Except as set forth in Schedule 5.4 hereto, the Company neither owns nor has any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

      5.5 Authorization of Agreement. The execution, delivery and performance of this Agreement has been, and each of the Operative Agreements will be, duly authorized, no other corporate or other action being necessary, and the Agreement and Operative Agreements, when executed and delivered in the manner contemplated herein and therein, will be duly and validly executed and delivered by Seller and the Company. This Agreement constitutes a valid and binding obligation of Seller and the Company enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally.

      5.6 No Violation. The execution and delivery of this Agreement do not, the execution and delivery of the Operative Documents will not, and the performance of this Agreement and each of the Operative Documents by Seller and the Company and the consummation by Seller and the Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which Seller or the Company is subject; (b) violate any judgment, order, writ or decree of any court applicable to Seller or the Company; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon Seller's or the Company's Assets and Properties pursuant to any corporate charter, by-law, commitment, contract or other agreement or instrument, including any Contracts and Real Property Leases, to which Seller or the Company is a party or by which Seller, the Company or any of the Company's Assets and Properties is or may be bound or affected or from which the Company derives benefit, which breach, conflict, modification, termination, default or encumbrance described in this clause (c) would be material to the Business or any of the Company's Assets and Properties.

      5.7 Restrictions. Except as set forth on Schedule 5.7 hereto, the Company is not a party to any Contract or Real Property Lease, nor is the Company, the Shares or any of the Company's Assets and Properties subject to, or bound or affected by, any provision of the Company's Articles of Incorporation, By-Laws or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would, individually or in the aggregate, materially adversely affect the Business, the Shares or the Company's Assets and Properties.

      5.8 Governmental and Other Consents. Except as set forth on Schedule 5.8 hereto, no consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by Seller and the Company of this Agreement and the Operative Agreements or of any of the instruments or agreements herein or therein referred to, the taking of any action herein or therein contemplated, or the ownership or operation of the Business or Assets and Properties by Purchaser on or after the Closing Date.

      5.9 Financial Statements. Seller has delivered to Purchaser, and included in Schedule 5.9 hereto, correct and complete copies of (i) the audited balance sheet of the Company for the fiscal year ended December 31, 1999 and related statements of income and retained earnings and changes in financial position for the fiscal year ended on such date, together with supporting schedules (the "1999 Balance Sheet") and (ii) the audited balance sheet of the Company for the fiscal year ended December 31, 1998 and related statements of income and retained earnings and changes in financial position for the fiscal year ended on such date, together with supporting schedules (the "1998 Balance Sheet") (collectively, the "Financial Statements"). The Financial Statements are in accordance with the Books and Records of the Company, have been prepared in accordance with GAAP consistently applied and accurately present the financial position of the Company and the results of operations and cash flows at their respective dates and for the respective periods covered thereby and all items that could have a material adverse effect on the willingness of a prospective purchaser to acquire the Company have been disclosed in the Financial Statements or in the Schedules to this Agreement.

      5.10  Absence of Certain Changes or Events. Except as set forth on
Schedule 5.10 hereto, since May 31, 2000, the Company has not: (a) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a material adverse effect on, the Company's financial condition, results of operations or business or the value of its Assets and Properties; (b) incurred damage to or destruction of any material Assets and Properties or material portion thereof, whether or not covered by insurance; (c) incurred any material obligation or liability (fixed or contingent) except (i) current trade or business obligations incurred in the ordinary course of business, none of which were entered into for grossly inadequate consideration, (ii) obligations or liabilities under any Contracts to the extent required thereby, and (iii) obligations and liabilities under this Agreement; (d) made or entered into contracts or commitments to make any capital expenditures in excess of Ten Thousand Dollars ($10,000); (e) mortgaged, pledged or subjected to Lien or any other encumbrance (other than Permitted Liens) any of the Assets and Properties of the Company; (f) sold, transferred or leased any of its material Assets and Properties or material portion thereof, or canceled or compromised any debt or material claim, except, in each case, in the ordinary course of business; (g) sold, assigned, transferred or granted any rights under or with respect to any Intellectual Property; (h) amended or terminated any of the contracts, agreements, leases or arrangements which otherwise would have been set forth on Schedule 5.14 hereto;
(i) waived or released any other rights of material value; or (j) entered into any transaction not in the ordinary course of business which would, individually or in the aggregate, materially adversely affect its Assets and Properties or the Business.

      5.11 Title to Assets; Absence of Liens and Encumbrances. Except as set forth on Schedule 5.11 hereto, the Company has good and marketable title to, and owns outright, all of its Assets and Properties (including, without limitation, all real property), which include substantially all of the Assets and Properties reflected in the most recent Financial Statements (except (i) as sold, used or otherwise disposed of in the ordinary course of business, and (ii) as otherwise disclosed in the Financial Statements), free and clear of all mortgages, claims, liens, options, rights of first refusal, charges, encumbrances, security interests, restrictions on use or transfer or other defects of any nature. The leases and other agreements or instruments under which the Company holds, leases or is entitled to the use of any personal property included in its Assets and Properties are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid. The Company enjoys peaceable and undisturbed possession under all such leases and the change in ownership of the Company will not adversely affect any such lease, other agreement or instrument. The Company's Assets and Properties are in conformance with all applicable zoning and other laws, ordinances, rules and regulations; and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by Seller or the Company. All buildings, structures, appurtenances and material items of machinery, equipment and other material tangible assets used by the Company are in good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business, are adequate and suitable for the uses to which they are being put and conform in all respects to all applicable statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, agreements or governmental restrictions relating to their construction, use and operation. The Assets and Properties of the Company are sufficient to operate and conduct the Business as presently conducted.

      5.12 Equipment. Set forth on Schedule 5.12 hereto is a correct and complete list as of May 31, 2000 of all of the machinery and equipment (in excess of a fair market value of $3,000) of the Company, indicating for each piece of machinery and equipment whether it is owned or leased and setting forth where it is located. Except as set forth on Schedule 5.12, none of such machinery and equipment has been disposed of since May 31, 2000. Except as noted on Schedule 5.12, all such machinery and equipment (a) is in good working condition, with no material defects, and generally has been suitable to the Company for the uses for which it was designed or has been employed by the Company and (b) conforms in all material respects with any laws, ordinances, regulations, orders or other similar governmental requirements relating to its use, as the same are currently in effect.

      5.13 Insurance. There are no outstanding or unsatisfied written requirements or verbal recommendations imposed or made by the Company's current insurance companies with respect to current policies covering the Company's Assets and Properties, or by any Governmental or Regulatory Authority requiring or recommending, with respect to the Company's Assets and Properties, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, the Company's Assets and Properties. Except as set forth on Schedule 5.13 hereto, the Company carries, and (with respect to any period for which a claim against the Company may still arise) has always carried, product liability insurance, worker's compensation insurance in reasonable amounts, and other insurance which is reasonably necessary to the conduct of the Business. Schedule
5.13 sets forth a correct and complete list of (a) all currently effective insurance policies and bonds of the Company covering the Assets and Properties of the Business, and their respective annual premiums (as of the most recent renewal or purchase of new insurance), and (b) for the five-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to any of the Company's Assets and Properties or relating to the Business which in the aggregate are in excess of Ten Thousand Dollars ($10,000), and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) relating thereto which individually or in the aggregate exceed Ten Thousand Dollars ($10,000). Except as set forth on Schedule 5.13, as of the date hereof there are no disputes with underwriters of any such policies or bonds, and all premiums due and payable have been paid. There are no pending or, to the knowledge of Seller or the Company, threatened terminations or premium increases with respect to any of such policies or bonds and there is no condition or circumstance applicable to the Business which may result in such termination or increase. The Company and the Company's Assets and Properties are in compliance with all conditions contained in such policies or bonds, except for noncompliance which, individually or in the aggregate, would not have a material adverse affect on the Business or the Company's Assets and Properties.

      5.14  Contracts.

            (a) Except as set forth on Schedule 5.14 hereto, the Company is not a party to, nor are any of its Assets and Properties bound by any:

                  (i)      lease agreement (whether as lessor or lessee);

                  (ii) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), unpatented designs or processes, formulae, know- how or technical assistance, or other proprietary rights;

                  (iii) employment or other contract or agreement with an employee or independent contractor which (A) may not be terminated without liability to the Company upon notice to the employee or independent contractor of not more than 30 days, or (B) provides payments (contingent or otherwise) of more than $30,000 per year (including all salary, bonuses and commissions);

                  (iv) agreement, contract or order with any buying agent, supplier or other individual or entity who assists, provides or is otherwise involved in the acquisition, supply or provision of Assets and Properties or other goods to the Company;

                  (v) non-competition, secrecy or confidentiality agreement;

                  (vi) agreement or other arrangement for the sale of goods or services by the Company to any third party (including any Governmental or Regulatory authority);

                  (vii)    agreement with any labor union;

                  (viii) policy of insurance (including any bond) in force with respect to the Company or any of its operations, properties, assets or executive officers;

                  (ix) agreement, contract or order with any distributor, dealer, leasing company, sales agent or representative, other than contracts or orders for the purchase, sale or license of goods made in the usual and ordinary course of business at an aggregate price per contract or more than $10,000 and a term of more than six months under any such contract or order;

                  (x) agreement, contract or order with any manufacturer, leasing company, supplier or customer (including any agreement which allows discounts or allowances or extended payment terms);

                  (xi) agreement with any distributor or brokerage company, leasing company, management company or any other individual or entity who assists, places, brokers or otherwise is involved with the marketing or distribution of the Company's goods and/or services to its customers;

                  (xii) joint venture, limited liability company or partnership agreement with any other person or entity;

                  (xiii) agreement guaranteeing, indemnifying or otherwise assuming liability for the obligations or liabilities of another;

                  (xiv) agreement with any bank or other person, other than an employee or employees, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreement (other than purchase money security interests which may, under the terms of invoices from any supplier, be granted to such supplier with respect to goods so purchased);

                  (xv) agreement with any bank, finance company or similar organization which acquires from the Company receivables or contracts for sales on credit;

                  (xvi) agreement granting any person a Lien on any of its Assets and Properties, including, without limitation, any factoring or other agreement for the assignment of receivables or inventory;

                  (xvii) agreement with respect to any capital expenditure in excess of $10,000;

                  (xviii)  advertising, publication or printing agreement;

                  (xix) agreement which restricts the Company from doing business anywhere in the world;

                  (xx) agreement or statute or regulation giving any party the right to renegotiate or require a reduction in prices or the repayment of any amount previously paid; or

                  (xxi) other agreement or contract, not included in or expressly excluded from the terms of the foregoing clauses (i) through
      (xx), materially affecting the Company's Assets and Properties or the Business, except contracts or purchase orders for the purchase or sale of goods or services made in the usual and ordinary course of business.

      Correct and complete copies of all Contracts required to be shown on
Schedule 5.14 have been separately delivered to Purchaser prior to the date hereof.

            (b) Each of the Contracts required to be shown on Schedule 5.14 is valid, in full force and effect and enforceable by the Company in accordance with its terms.

            (c) Except as set forth on Schedule 5.14, the Company has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Contracts required to be shown on
Schedule 5.14, except where the failure to do so would not, individually or in the aggregate, have a material adverse affect on the Business or the Company's Assets and Properties. Furthermore, there has not occurred any default by the Company or any event which, with the lapse of time or the election of any person other than the Company, will become a default, nor has there occurred any default by others or any event which, with the lapse of time or the election of the Company, will become a default under any of such Contracts, except for such defaults, if any, which (i) have not resulted and will not result in any material loss to or liability of the Company or any of its successors or assigns or (ii) have been indicated on Schedule 5.14. The Company is not in arrears in any material respect with respect to the performance or satisfaction of the terms or conditions to be performed or satisfied by it under any of the Contracts required to be shown on Schedule 5.14 and no waiver or variance has been granted by any of the parties hereto.

      5.15  Real Property.

            (a)   Neither the Company nor any Affiliate owns any real property.
Schedule 5.15(a) contains a true, correct and complete list of all oral and written leases, subleases, and other use and occupancy agreements (and any amendments, renewals, supplements, modifications or extensions thereto) affecting or relating to real property to which the Company or its Affiliates are a party or by which any of them is bound (as so modified, extended or amended, the "Real Property Leases"), including the date of each such Real Property Lease, and a description of the premises demised thereunder (the "Leased Real Property").

            (b) The Company or its Affiliate has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Properties subject to the Real Property Leases for the full term thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or its Affiliate, and, to Seller's and the Company's knowledge, of each other person that is a party thereto, and except as set forth in Schedule 5.15(b), there is no, nor has Seller or the Company received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) by the Company or its Affiliate, or to Seller's or the Company's knowledge, by any party thereunder. The Company or its Affiliate is in possession of the Leased Real Property. No landlord or tenant under any Real Property Lease has exercised any option to (i) terminate the same or shorten the term thereof, (ii) lease additional space or (iii) reduce or relocate the leased premises. The Company does not owe any brokerage commissions or finders fees with respect to any Real Property Lease or renewal or extension thereof. The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. No penalties are accrued and unpaid under any Real Property Lease.

            (c) The Company has delivered to Purchaser prior to the date hereof true and complete copies of all Real Property Leases (including any amendments and renewal letters).

            (d) Each Leased Real Property is (i) in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted, is adequate and suitable for the purposes for which it is presently being used and there are no condemnation, appropriation or other proceedings pending or, to the knowledge of Seller and the Company, threatened against any of such, (ii) is in compliance with all applicable Laws and (iii) is subject to all necessary governmental permits and approvals (which permits and approvals have been duly paid for, issued and are in full force and effect). The Company has not received any notice that it is in default under a Permitted Lien (if any).

            (e) The Real Property Leases are subject to no Liens (including, without limitation, leases, occupancy agreements, possessory rights, options and rights of first refusal) except as set forth on Schedule 5.15(e).

            (f) Neither Seller nor the Company has any knowledge of any claim, action or proceeding, actual or threatened, against the Company, any Leased Real Property or any Real Property Lease by any Person which would adversely affect the future use, occupancy or value of any Leased Real Property, any Real Property Lease or the property subject thereto (and no such claim, action or proceeding is pending).

            (g) None of the rights of the Company under any Real Property Lease will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement.

            (h) Schedule 5.15(h) contains a true, correct and complete list of all service contracts, equipment leases, maintenance contracts, management agreements and other agreements, oral or written, including, without limitation, all amendments, modifications or extensions thereof (as so amended, modified and extended, the "Service Contracts") which pertain to or affect any parcel of Leased Real Property. True, correct and complete copies of the Service Contracts have been delivered by the Company to Purchaser. The Company is party to all the Service Contracts and the same are in full force and effect and are enforceable in accordance with their respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Service Contract and there is no default (and, no event which with the passage of time or the giving of notice, or both, would constitute a default) under any Service Contract by any party thereto.

            (i) There is no material construction at any parcel of Leased Real Property. The Company does not owe any monies to any contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any parcel of Leased Real Property for which such person could claim a Lien.

            (j) There are no condemnation or appropriation proceedings pending against any parcel of Leased Real Property.

            (k) The Company has not received (i) any written notice from any Governmental or Regulatory Authority having jurisdiction regarding any material adverse change in the specific application to any Leased Real Property of any applicable Laws, relating to a change in the permitted use of all or any portion of each Leased Real Property or the business conducted thereon, or (ii) any written notice from adjacent landowners regarding unrecorded easements and/or agreements or encroachments in respect of all or any portion of any Leased Real Property that would materially adversely affect the applicable property or the use thereof or the business conducted thereon.

            (l) All licenses, permits, variances, approvals, special exemptions and permanent certificates of occupancy (the "Approvals"), if any, needed in connection with the construction, use, occupancy and maintenance of any parcel of Leased Real Property are set forth in Schedule 5.15(l). The Approvals have been duly issued and paid for and are in full force and effect in accordance with the respective terms thereof. The Approvals have not been amended or modified. The Company or any Affiliate has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Approval. Each parcel of Leased Real Property has been and is being operated in accordance with all the terms, covenants and conditions of the Approvals. Seller has delivered to Purchaser true and correct copies of the Approvals.

            (m) Public utilities currently adequately serve all utility requirements of each parcel of Leased Real Property. All such public utilities enter directly through adjoining public streets and do not pass through adjoining private land. All such public utilities are installed and operating and all installation and connection charges have been paid for in full.

            (n) The streets, roads, highways and avenues in front of or adjoining any parcel of Leased Real Property have been dedicated to the proper municipal authority and such municipal authority has accepted such dedication and the same provide ingress and egress adequate for the business of the Company or any Affiliate.

      5.16 Tangible Personal Property. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property, which includes all tangible personal property reflected on the 1999 Balance Sheet and tangible personal property acquired since the date of the 1999 Balance Sheet other than tangible personal property disposed of since such date in the ordinary course of business consistent with past practice. All of the Company's rights in Tangible Personal Property are free and clear of all Liens, and the Tangible Personal Property is in all material respects in good working order and condition, ordinary wear and tear excepted (excepting only miscellaneous items of immaterial value), and, to the knowledge of Seller and the Company, its use complies in all material respects with all applicable Laws.

      5.17 Intellectual Property Rights. (a) Schedule 5.17(a) hereto sets forth all items of Intellectual Property used or needed by the Company in the operation of the Business, including (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each item of Intellectual Property set forth on such Schedule and (ii) the product or service, (or products or services) of the Company which makes use of, or are sold, licensed or made under, each such item of Intellectual Property. All of the items of Intellectual Property set forth on such Schedule constitute all Intellectual Property necessary for the conduct of the Business, as such business is currently being conducted. Except as set forth on Schedule 5.17(a) hereto, the Company has not sold, assigned, transferred, licensed, sub-licensed or conveyed the Intellectual Property, or any interest in the Intellectual Property, to any person, and there are no restrictions on the direct or indirect transfer of any such Intellectual Property. Except as set forth on Schedule 5.17(a), the Intellectual Property owned by or licensed to the Company has not been used, and no use is now being made, by any entity except the Company and other entities duly licensed to use the same. The Company has the entire right, title and interest (free and clear of all security interests, liens and encumbrances of every nature) in and to each item of Intellectual Property necessary to the conduct of the Business as currently being conducted.

            (b) (i) All applications and registrations for such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions by Seller or the Company to maintain their validity or effectiveness; (ii) Seller and the Company have made available to Purchaser, prior to the execution of this Agreement, documentation with respect to any invention, process, design, computer software and program or other know-how or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer software and program or other know-how or trade secret; (iii) Seller and the Company have taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property owned or licensed by the Company; (iv) the Company is not, nor has the Company or Seller received any notice that the Company is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any such Intellectual Property; (v) neither Seller nor the Company has any knowledge that any such Intellectual Property is being infringed by any other person; and (vi) neither Seller nor the Company is infringing any Intellectual Property of any other person, and no claim is pending or, to the knowledge of Seller or the Company, has been threatened with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Intellectual Property owned or licensed by the Company or the sale of any products or services by the Company.

            (c) All information systems (including but not limited to computer software and files and related equipment) and technology (including but not limited to information technology, embedded systems or any other electro-mechanical or processor-based system) relating to the Business owned, licensed or otherwise used by the Company are Year 2000 Compliant, have accurately processed date data (including but not limited to calculating, comparing, valuing, recognizing, validating and sequencing) without error before, during and after the twentieth and twenty-first centuries, and will continue to do so after February 29, 2000 and all subsequent leap years. In the event of any recognition, calculation, or indication of century problems related to the year 2000, the Company shall make all adjustments necessary at no cost to the Purchaser in order to ensure that all such information systems and technology are and remain Year 2000 Compliant.

      5.18 Permits, Licenses, Etc. The Company has all Licenses required to permit it to carry on its Business as currently conducted, other than Licenses the failure to obtain which would not, individually or in the aggregate, have a material adverse affect on the Company's Assets and Properties or on the Business.

      5.19 Compliance with Applicable Laws. The conduct by the Company of the Business does not violate or infringe, and there is no basis for any claim of violation or infringement of, any law, statute, ordinance, regulation or executive order (including, without limitation, the Occupational Safety and Health Act and the Foreign Corrupt Practices Act and the respective regulations thereunder and similar applicable state laws and regulations) currently in effect, except in each case for violations or infringements which do not and will not, individually or in the aggregate, have a material adverse affect on the Company's Assets and Properties or the Business. The Company is not in default under any License issued to it, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court, and no such License, order, writ, injunction or decree could reasonably be expected to materially and adversely affect the Business, the financial condition, results of operations or business of the Company or the value of its Assets and Properties.

      5.20 Litigation. Except as set forth on Schedule 5.20 hereto, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or, to the knowledge of Seller or the Company, threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal against or relating to or affecting (directly or indirectly, including by way of indemnification) the Business or any of the Company's Assets and Properties, or the transactions contemplated by this Agreement; nor are any facts known to Seller or the Company which it believes could reasonably give rise to any such claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, which may have any adverse affect, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) upon the Business, the value of the Company's Assets and Properties or the transactions contemplated by this Agreement. The Company has not waived any statute of limitations or other affirmative defense with respect to any of its obligations. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Company is a party, or to which the Company is subject. Neither Seller nor the Company, nor any current officer, director, partner or employee of the Company or any Affiliate of the Company has been permanently or temporarily enjoined or barred by order, judgment or decree of any Governmental or Regulatory Authority from engaging in or continuing any conduct or practice in connection with the Business.

      5.21 No Interest in Competitors. Set forth on Schedule 5.21 hereto is a list describing the extent to which Seller or the Company or any officer or director of the Company or any Affiliate of any of the foregoing, directly or indirectly, owns more than a five percent (5%) interest in or controls or is an employee, officer, director, or partner of or participant in (but only to the extent such a participation exceeds one percent), or consultant to any corporation, partnership, limited partnership, limited liability company, joint venture, association or other entity which is a competitor, supplier or customer of the Company or has any type of business or professional relationship with the Company.

      5.22 Customers, Suppliers, Distributors and Agents. Except as set forth on Schedule 5.22 hereto, neither Seller nor the Company has any knowledge or reason to believe that any customer, client, distributor, supplier or any other person or entity with material business dealings with the Company, will or may cease to continue such relationship with the Company, or will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. Except for such common public information, neither Seller nor the Company has any knowledge of (1) any other existing or contemplated modification or change in the business relationship of the Company with, or (2) any existing condition or state of facts which has affected adversely, will adversely affect (in a material manner), or has a reasonable likelihood of adversely affecting the business of the Company with any of its customers, clients, suppliers or other persons or entities having material business dealings with the Company or which has prevented or will prevent such Business from being carried on under its new ownership after the Closing in essentially the same manner as it is currently carried on. Schedule 5.22 hereto sets forth the Company's (i) the ten largest (in dollar value) purchasers of its goods and/or services and (ii) the ten largest (in dollar value) providers of goods and/or services to it, in each case with respect to each of the fiscal years ended December 31, 1999 and 1998.

      5.23 Books and Records. The Books and Records of the Company are in all material respects complete, correct and up to date, with all necessary signatures, and are in all material respects accurately reflected in the Financial Statements.

      5.24 Employee Benefit Plans. Schedule 5.24 sets forth a correct and complete list of each and every benefit plan, including but not limited to each pension, profit sharing, welfare, stock bonus, stock option, stock appreciation, bonus, deferred compensation, severance, change in control, stock purchase, "pay-to-stay" or similar agreement or plan, individual employment agreement, multiemployer plan, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other arrangement or policy, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering, or which covered, current or former employees or consultants of the Company (the "Employee Benefit Plans"), and except as described in Schedule 5.24 hereto, the Company has no Employee Benefit Plans. No Employee Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA, nor a "defined benefit plan" within the meaning of section 414(j) of the Code. No benefit under any Employee Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement. For each Employee Benefit Plan which is an employee pension plan or welfare plan as those terms are defined in Section 3 of ERISA, and for each Employee Benefit Plan with respect to which the Company is a "party in interest" as defined in Section 3 of ERISA, or a "disqualified person" as defined in
Section 4975 of the Code, the Company has delivered to Purchaser complete and accurate copies of (i) all plan documents and all amendments thereto; (ii) the trust instrument or insurance contract, if any, forming a part of each such plan, and all amendments thereto; (iii) the most recent and preceding year's Internal Revenue Service Form 5500 and all schedules thereto; (iv) the most recent Internal Revenue Service determination letter, or if no letter has been issued, any pending application to the Internal Revenue Service for a determination letter regarding qualified status; (v) any bond required by
Section 412 of ERISA; and (vi) the summary plan description. The Company has complied with all of the Laws governing each of the Employee Benefit Plans, including, without limitation, rules and regulations promulgated pursuant to ERISA and the Code, by the Department of Treasury, Department of Labor, and the Pension Benefit Guaranty Corporation, and each of the Employee Benefit Plans has, since its inception, been operated in accordance with its provisions and is in compliance with such Laws. Neither Seller, the Company, nor any Employee Benefit Plan or any fiduciaries thereof have engaged in any prohibited transaction, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, nor have any of them committed any breach of fiduciary responsibility with respect to any of the Employee Benefit Plans, and neither Seller nor the Company has any knowledge that any other person has not complied with such Laws. No Employee Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State law requiring continuation of benefits coverage following termination of employment. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code. All contributions to Employee Benefit Plans that were required to be made under such Employee Benefit Plans have been made, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Employee Benefit Plans are disclosed in Schedule 5.24, and each of Seller, the Company and each of their Affiliates has performed all material obligations required to be performed by any of them under all Employee Benefit Plans.

      5.25 Powers of Attorney. Except as set forth on Schedule 5.25 hereto, no person has been granted or given any power of attorney to act on behalf of the Company in connection with any of the Company's properties or business affairs other than such powers to so act as may have been granted or given to officers of the Company.

      5.26 Sufficiency of Assets. Except as set forth in Schedule 5.26 hereto, the Assets and Properties of the Company, taken in the aggregate, are sufficient, and constitute all of the property and rights necessary, for the continuation of the Business and all operations of the Company on a basis consistent with its past operation.

      5.27 Employees; Labor Relations. (a) Schedule 5.27 contains a list of the names of all employees and consultants who are employed by or perform services for the Company together with each such person's position or function, annual base salary or wages or other compensation and any incentives or bonus arrangement with respect to each such person. Neither Seller nor the Company has received any information that would lead it to believe that any of such persons will or may cease to be employed as employees or engaged as consultants, or will refuse offers of employment or to consult, as the case may be, from the Purchaser.

            (b) Except as disclosed in Schedule 5.27, (i) no employee of the Company is presently a member of a collective bargaining unit and, during the last five years, the Company has not been involved in, and, to the knowledge of Seller and the Company, there are no threatened or contemplated attempts to organize for collective bargaining purposes by any of the employees of the Company and (ii) no unfair labor practice complaint or sex or age discrimination claim has been brought during the last five years against the Company before the National Labor Relations Board or any other Governmental or Regulatory Authority. There has been no work stoppage, strike or other concerted action by employees of the Company. The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining.

      5.28 Past Due Obligations. Except as set forth on Schedule 5.28 hereto, no past due obligations of the Company over $5,000 have given rise or shall give rise within 5 days after the Closing Date (except as such will be performed by Seller prior to the Closing Date so as to relieve Purchaser of all liability therefor) to any additional liability to the Company on account of their being past due.

      5.29  Environmental Matters.

            (a) The Company has obtained and holds all necessary Environmental Permits; such Environmental Permits will remain valid and in full force and effect after the Closing Date, and no notice or consent from any Governmental or Regulatory Authority is required for the Company to continue to operate the Business or own, use or operate the Assets and Properties after the Closing Date;

            (b) The Company is and has been in compliance with all terms, conditions and provisions of all applicable (i) Environmental Permits, and (ii) Environmental Laws;

            (c) There are no past, pending, or threatened Environmental Claims against the Company, and neither Seller nor the Company is aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Company;

            (d) No Releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against the Company;

            (e) Neither the Company, nor any predecessor of any of the Company, nor any entity previously owned by Seller (in connection with the Business) or the Company, has transported or treated, stored, handled, disposed of any Hazardous Material or arranged for such activities, at or to any off-Site location which could result in an Environmental Claim against the Company;

            (f)   No Site is a current or proposed Environmental Clean-up Site;

            (g) There are no Liens arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Site;

            (h) There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site;

            (i) Except as set forth on Schedule 5.29(i), there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of Seller or the Company with respect to any Site;

            (j) The Company has not, either expressly or by operation of law, assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other person or entity, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action;

            (k) Neither this Agreement nor the transaction that is the subject of this Agreement will result in any obligations for site investigation, cleanup or remediation or notification to or consent of any Governmental or Regulatory Authority pursuant to any Environmental Law or Environmental Permit; and

            (l) Schedule 5.29(l) lists all claims pending under insurance policies with respect to Environmental Claims against the Company.

      5.30 Taxes. (a) All Tax Returns required to have been filed on or before the Closing Date by or with respect to the Company have been duly and timely filed. Such Tax Returns, including amendments thereto, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid;

            (b) Adequate provision has been made in the Books and Records of the Company and in the Financial Statements for all Taxes of the Company whether or not due and payable and whether or not disputed;

            (c) At and as of the Closing Date, the unpaid Tax liabilities of the Company, being current Taxes not yet due and payable, will be no greater than the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Balance Sheet;

            (d) Except as set forth in Schedule 5.30 hereto, no governmental entity has, during the past three years, examined or is in the process of examining any Tax Returns of the Company;

            (e) Except as set forth in Schedule 5.30 hereto, no Governmental or Regulatory Authority has proposed (tentatively or definitively) or asserted or threatened to propose or assert, any deficiency, assessment, lien or other claim for Taxes against the Company and there would be no basis for any such delinquency, assessment, lien or claim;

            (f) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against the Company or with respect to any Tax Return filed or to be filed by the Company;

            (g) Except as set forth on Schedule 5.30 hereto, no claim has ever been made by any Taxing Authority in any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

            (h) The Company has withheld and paid over all Taxes required to have been withheld and paid over under applicable Law, and complied with all information reporting and record-keeping requirements under applicable Law with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party;

            (i) The Company is not the beneficiary of any extension of time in which to file a Tax Return except that extensions of time to file the Federal and state income Tax Returns for the Company for the tax year ended December 31, 1999 until September 15, 2000 have been obtained;

            (j) None of the Company's Assets and Properties constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;

            (k) There are no liens or other encumbrances on the Company's Assets and Properties relating or attributable to Taxes (other than liens for Taxes not yet due and payable);

            (l) No consent has been filed under Section 341(f) of the Code with respect to the Company;

            (m) The Company has no liability for the Taxes of any other corporation (A) as a transferee or successor, (B) by contract or (C) otherwise;

            (n) The Company has delivered to Purchaser correct and complete copies of all federal, state, local and foreign income Tax Returns (including consolidated returns of any Relevant Group), filed by or including the Company since December 31, 1996;

            (o) The Company is not a party to any Tax allocation or sharing agreement;

            (p) The Company is not, nor at any time has it been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

            (q) The Company is not a member, partner or party to or of any joint venture, limited liability company, partnership, or other arrangement that is treated as a partnership for federal income tax purposes;

            (r) No accounting method changes of the Company have occurred, or been proposed or threatened by any Taxing Authority, prior to the Closing Date, that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date;

            (s) The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code; and

            (t) The Company was a validly electing S Corporation within the meaning of Section 1361 and 1362 of the Code from the time of its incorporation until January 1, 2000, at which time it elected to cease such status.

      5.31  Recent Dividends and Other Distributions. Except as set forth on
Schedule 5.31 hereto, there has been no dividend or other distribution of assets or securities whether consisting or money, property or any other thing of value, declared, issued or paid to or for the benefit of any of the shareholders of the Company subsequent to the date of the most recent Financial Statements.

      5.32 Inventory. Except as set forth in Schedules 5.32(a) and (b) hereto, all of the Inventory of the Company has been received within six months of May 31, 1999, and is of a quantity and quality saleable at regular prices or usable in the ordinary course of business during 2000. Schedule 5.32(a) specifies all Inventory of the Company that was received more than 12 months before the Closing Date, the calendar month in which such Inventory was received, and the quality and product family of such Inventory. Schedule 5.32(b) specifies all Inventory of the Company which is not of a quality or quantity saleable or usable in the ordinary course of business during calendar year 2000.

      5.33 Purchase and Sale Obligations. All purchases, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of the Company have been made in the usual and ordinary course of its business in accordance with its past and normal practices. On the Closing Date, Seller and the Company shall deliver to Purchaser a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of the Company's obligations as of a date not earlier than ten (10) days prior to the Closing.

      5.34 Other Information. None of the information which has been or may be furnished by Seller or the Company or any of their representatives to Purchaser or any of its representatives in connection with the transactions contemplated hereby, which is contained in this Agreement (including the Exhibits and Schedules hereto) or any Operative Agreement or any certificate or instrument delivered or to be delivered by or on behalf of Seller and the Company in connection with the transactions contemplated hereby or thereby, does or will contain any untrue statement of a material fact or omit a material fact necessary to make the information contained herein or therein not misleading.

      5.35 Accounts Receivable and Accounts Payable. All of the accounts receivable of the Company are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof reflected in the Books and Records of the Company, and the accounts receivable are not and will not be subject to any recoupments, set-offs or counter-claims. Except as otherwise reflected in the Financial Statements, such accounts receivable are collectible in the ordinary course of business. Schedule 5.35 hereto sets forth a true and correct aged (30-60-90-120 days) list of all accounts receivable and accounts payable of the Company as of the end of the calendar month preceding the date hereof.

      5.36 Brokers and Finders. Except as set forth on Schedule 5.36 hereto, neither Seller nor the Company has engaged or employed any person in connection with the negotiations relative to this Agreement and the transactions contemplated hereby that would result in any claim against Purchaser for a finder's fee, brokerage commission or like payment.

      5.37 No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements or as disclosed in Schedule 5.37 hereto, there are no liabilities of, relating to or affecting the Company or any of its respective Assets and Properties, other than liabilities incurred in the ordinary course of business consistent with past practice.

      5.38 Book Value; EBIT. (i) The Company's Book Value as of the Closing Date equals or exceeds One Million Dollars ($1,000,000), and (ii) the Company's EBIT for the twelve (12) month period ended June 30, 2000 shall be as set forth on Schedule 5.38 hereto.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller and the Company as follows, each of which representation and warranty shall be true as of the Closing Date:

      6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

      6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the Operative Agreements by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly and effectively authorized by the Board of Directors of Purchaser. This Agreement has been duly and validly authorized, executed and delivered on behalf of Purchaser. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors, rights generally.

      6.3 No Violation. The execution, delivery and performance of this Agreement and the Operative Agreements by Purchaser, and the consummation of the transactions contemplated hereby and thereby, will not, with or without the giving or notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which Purchaser is subject;
(b) violate any judgment, order, writ or decree of any court applicable to Purchaser; or (c) result in the breach of or conflict with any term, covenant, condition or provision of the organizational documents of Purchaser or any commitment, contract or other agreement or instrument to which Purchaser is a party.

      6.4 Litigation. To the best knowledge of Purchaser, there are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against it which, in its reasonable judgment, would prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE VII

                      COVENANTS OF SELLER AND THE COMPANY

      Each of Seller and the Company hereby covenants and agrees with Purchaser that each of them shall do, or cause to be done, the following:

      7.1 Conduct of Business Until Closing Date. From the date hereof until the Closing, except as permitted or required hereby or as set forth on Schedule
7.1 hereto, Seller shall:

            (a) operate, or cause to be operated, the business of the Company only in the usual, regular and ordinary manner, and use their best efforts to
(i) preserve the present business organization of the Company intact, (ii) keep available the services of the present employees of the Company, and (iii) preserve the current business relationships of the Company with customers, clients, suppliers, distributors and others having business dealings with it;

            (b) bear the risk of loss or damage to the Company's Assets and Properties on and prior to the Closing Date where such risk of loss is not the legal obligation of another, and maintain, or cause to be maintained, all properties necessary for the conduct of the business of the Company, whether owned or leased;

            (c) maintain, or cause the Company to maintain, the Books and Records and accounts of the Company in the usual, regular and ordinary manner, on the basis consistent with prior periods;

            (d) duly comply, and cause the Company to duly comply, with all laws, rules and regulations applicable to the Company and to the conduct of its business;

            (e) perform, or cause to be performed, all of the obligations of the Company without default, unless such default is of no significance to the Company and could have no adverse impact on the Company, its Assets and Properties or the Business;

            (f) neither (a) amend the Company's Articles of Incorporation or By-Laws; (b) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity, or cause the Company to do any of the foregoing; or (c) change, or permit the Company to change, the character of the business of the Company;

            (g) not, with respect to the Company, nor permit the Company in its own right to (a) encumber, mortgage, or voluntarily subject to Lien any of the Company's existing Assets and Properties or the Common Stock; (b) transfer, sell, lease, license or otherwise dispose of any of, or any part of, Company's Assets and Properties (other than in the ordinary course of business); (c) convey, transfer or acquire any material Asset and Property to, for or on behalf of the Company other than in the ordinary course of business; (d) enter into any arrangement, agreement or undertaking, with respect to any of the employees relating to the payment of bonus, severance, profit-sharing or special compensation or any increase in the compensation payable or to become payable to any such employee; or (e) incur any material fixed or contingent obligation or enter into any agreement, commitment, contract or other transaction or arrangement relating to the business of the Company or its Assets and Properties;

            (h) not, with respect to the Company, nor permit the Company in its own right to make or change any Tax election, amend any Tax Return or take or omit to take any other action not in the ordinary course of business and consistent with past practice that would have the effect of increasing any Taxes of the Company or Purchaser for any taxable period ending after the Closing Date;

            (i) not, with respect to the Company, nor permit the Company in its own right to (A) make any distributions or dividends of Assets and Properties or securities, or any changes to the capital structure of the Company; or (B) agree to make or make any sales of the Company's securities including the issuance of any additional capital stock or rights or options or contracts to acquire, or instruments convertible into, Common Stock;

            (j) administer, or cause the Company to administer in accordance with past practice, each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws, and, except as required by Law, not adopt any plan, arrangement or policy which would become a Benefit Plan or amend any such plan to the extent such adoption or amendment would result in a material increase in the benefits payable to any current or former employee of the Company or of Seller;

            (k) use its best efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the policies listed in Schedule 7.1(k);

            (l) neither modify, change nor terminate (nor permit the Company to modify, change or terminate) any of the Company's material obligations other than in the ordinary course of business, nor grant any power of attorney with respect to the business of the Company or its Assets and Properties to any party except Purchaser;

            (m) not, with respect to the Company, nor permit the Company in its own right to (except in the ordinary course of business) (a) exercise or cause or permit to be exercised any right or option under any Real Property Lease, or extend or renew any Real Property Lease; (b) enter into or cause or permit to be entered into any amendment, modification, extension, waiver, termination, assignment, mortgage or hypothecation of any Real Property Lease or Approval or sublet or encumber all or any portion of any property subject to a Real Property Lease; or (c) acquire or purchase or cause or permit to be acquired or purchased any interest in real property, including, without limitation, fee and leasehold interests; and

            (n) deliver or cause to be delivered to Purchaser a copy of any material notice related to any Real Property Lease.

      7.2 Approvals, Consents and Further Assurances. Each of Seller and the Company shall use its best efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, including but not limited to, any approvals or consents required in connection with any Environmental Permit or arising out of Environmental Laws, and shall deliver to Purchaser copies, reasonably satisfactory in form and substance to counsel to Purchaser, of such approvals and consents.

      7.3 Access to Properties, Records, Suppliers, Agents, Etc. Seller and the Company shall give to Purchaser and to Purchaser's counsel, financiers, accountants, environmental consultants and other representatives access to and copies of such of the Company's properties (including but not limited to the opportunity to conduct soil, groundwater, surface water or air sampling or monitoring), personnel, Books and Records, Tax Returns, Contracts, commitments and records as such relate to the Assets and Properties, suppliers, agents, distributors or other aspects of the business of the Company; and shall furnish to Purchaser and such representatives all such additional instruments, contracts, documents or other written obligations (certified by officers of the Company, if so requested) and financial and other information concerning such business, Assets and Properties, suppliers and agents as Purchaser or its representatives may from time to time request.

      7.4 Advice of Changes. If Seller or the Company becomes aware of any fact or facts which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or which, individually or in the aggregate, could materially adversely affect the Business, Assets and Properties or Common Stock of the Company, such person shall promptly advise Purchaser in writing thereof.

      7.5 Conduct. Except as permitted or required hereby or as Purchaser may otherwise consent in writing, neither Seller nor the Company shall enter into any transaction or take any action which would result in any of the representations and warranties of Seller or the Company contained in this Agreement or in any Operative Agreement not to be true and correct as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

      7.6 Employee Benefit Plans. Except for payment of the Company's obligations at the rates and at the times established immediately prior to the date of this Agreement, the Company shall not incur (nor shall Seller incur on behalf of the Company) any additional obligations or liabilities with respect to the compensation and benefits of the Company's employees, consultants or independent contractors, or under the Employee Benefit Plans, including with respect to (i) all liabilities for all claims incurred, whether or not reported, on or before the Closing Date under all "employee welfare benefit plans," within the meaning of Section 3(l) of ERISA (including but not limited to severance and severance-type benefits), (ii) all liabilities or obligations for vacations or sick leave or retiree, medical or life benefits to employees or former employees of the Company, and (iii) all liabilities of the Company for all benefits accrued under any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      7.7 Satisfaction of Conditions by Seller. Each of Seller hereby covenants and agrees with Purchaser that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, it shall use its best efforts to assure that the conditions set forth in Article IX hereof are satisfied by the Closing Date.

      7.8 Non-competition. From the Closing Date and for a period of five (5) years, neither Seller nor any Affiliates will (i) compete directly or indirectly with the Business, or participate, as an officer, director, employee, agent, representative, stockholder, partner or joint-venturer, or have any direct or indirect financial interest in any form, including without limitation the interest of a creditor for money borrowed, in any business competing directly or indirectly with the Business; (ii) employ, engage or seek to employ or engage any person who within the prior twelve (12) months had been an employee of the Business or Purchaser; (iii) cause or attempt to cause (A) any client, customer or supplier of the Business or Purchaser to terminate or materially reduce its business with the Business or Purchaser or (B) any officer, employee or consultant of the Business or Purchaser to resign or sever a relationship with the Business or Purchaser; (iv) disclose (unless compelled by judicial or administrative process or as otherwise required by law) or using any confidential or secret information relating to the Business or Purchaser or any client, customer or supplier of Purchaser; or (v) participate or engage in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any person participating or engaged in any activity or business competitive to the Business within the United States or elsewhere in the world. Notwithstanding anything herein to the contrary, this Section 7.8 does not apply to Butch Morrow whose non-compete shall be covered in his employment contract.

      7.9 Indebtedness. Except as set forth on Schedule 7.9 hereto, Seller and the Company covenant and agree that as of the Closing Date, the Company shall be free of all Indebtedness.

                                  ARTICLE VIII

                             COVENANTS OF PURCHASER

      8.1 Satisfaction of Conditions by Purchaser. Purchaser hereby covenants and agrees with Seller that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, Purchaser shall use its best efforts to cause the conditions set forth in Article X hereof to be satisfied by the Closing Date.

                                   ARTICLE IX

              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

      The obligations of Purchaser pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by Purchaser in its sole discretion:

      9.1 Accuracy of Representations and Warranties. All representations and warranties made by Seller or the Company (contained in this Agreement, any Exhibit or Schedule hereto, any Operative Agreement or any certificate or instrument delivered to Purchaser or its representatives by Seller or the Company or any of their representatives) shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (i.e., with respect to representations that a state of facts exist on or as of the date hereof, it is a condition that such state of facts exist on or as of the Closing Date; and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by transactions contemplated hereby.

      9.2 Performance of Agreements. Seller and the Company shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

      9.3   Litigation, Etc.

            (a) Except as set forth on Schedule 5.20 hereto, no claim, action, suit, proceeding, arbitration, investigation or hearing or note of hearing shall be pending or threatened against or affecting the Business, the Company or any of its Assets and Properties, which (a) might result either in an action or enjoin or prevent the consummation of the transactions contemplated by this Agreement; or (b) would materially adversely affect the Business or the ability of Purchaser to consummate the transactions contemplated by this Agreement or to operate the Business.

            (b) The Company shall not be in violation of any law, statute, ordinance, rule, regulation or executive order, the enforcement of which would, individually or in the aggregate, materially adversely affect its Assets and Properties or the Business; or which would individually or in the aggregate, materially adversely affect the ability of Seller or Purchaser to consummate the transactions contemplated by this Agreement or of Purchaser or the Company to operate the Business.

            (c) No law, regulation or decree shall have been proposed, adopted or promulgated, or have become effective, the enforcement of which would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to operate the Business.

      9.4 Approvals and Consents. Seller and the Company shall have obtained, and Purchaser shall have received copies of, all of the approvals and consents referred to in Section 7.2, each of which approvals and consents shall be in full force and effect and reasonably satisfactory in form and substance to Purchaser and its counsel.

      9.5 Officer's Certificate. Purchaser shall have received an accurate certificate of Butch Morrow, President of the Company, dated the Closing Date, satisfactory in form and substance to Purchaser and its counsel, certifying (a) as to the fulfillment of the matters specified in Sections 9.1 through 9.3, (b) any changes that Purchaser is required to be notified of pursuant to Section 7.4, or that previously had not been disclosed to Purchaser, and (c) stating, among other things, that he is not aware of any material omissions or facts that would materially alter any of the Financial Statements, nor is he aware of any facts or factors that are reasonably likely to occur, or if known to other parties, that could have a material adverse effect on the condition (financial and otherwise), business, operations, Assets and Properties, liabilities, management or prospects of the Company.

      9.6 Good Standing Certificate. Purchaser shall have received a certificate of the office of the Secretary of State of the jurisdiction of incorporation of the Company, dated within 10 days before the Closing Date, certifying that the records of such state regarding the Company reflect neither a certificate of dissolution, a court order declaring dissolution, a merger or consolidation which terminated its existence, nor suspension of its corporate powers, rights and privileges, and that in accordance with the records of such state, such corporation is authorized to exercise all of its corporate powers, rights and privileges in such state.

      9.7 No Material Adverse Change. There shall have been no material adverse change in the condition (financial and otherwise), business, operations, assets, liabilities, management or prospects of the Company.

      9.8 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement shall have been completed.

      9.9 Opinions of Counsel to Seller and the Company. Purchaser shall have received opinions of K. Ray Pinkstaff, P.C., special counsel to Seller and the Company, addressed to Purchaser, dated the Closing Date, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.

      9.10 Licenses, Permits, Consents, Etc. Purchaser shall have received evidence, in form and substance reasonably satisfactory to counsel for Purchaser, that such licenses, permits, consents, approvals, authorizations or orders of governmental authorities (including but not limited to Environmental Permits) as are necessary to the consummation of the transactions contemplated by this Agreement and the continued operation of the business of the Company have been obtained.

      9.11 Documentation of Rights. Seller and the Company shall have delivered to Purchaser true and complete copies of all of the documentation held by the Company relating to all Intellectual Property set forth on Schedule 5.17(a) hereto.

      9.12 Employment Agreement. Purchaser and R.W. Morrow shall have executed an Employment Agreement in substantially the form attached hereto as Exhibit C (the "Employment Agreement").

      9.13 Real Property and Other Matters. (a) The Company shall have paid any and all applicable real property transfer, documentary stamp and similar taxes (and the Company shall have properly executed all forms and returns required in connection therewith) in connection with transactions contemplated hereby.

            (b) Purchaser shall have received an affidavit pursuant to the Foreign Investment in Real Property Tax Act (in substantially the form attached hereto as Exhibit D).

            (c) Purchaser shall have received a non-disturbance agreement, in form acceptable to Purchaser, from each holder of a mortgage or deed of trust affecting any real property subject to a Real Property Lease.

            (d) Purchaser shall have received a consent to the transactions contemplated hereby from each landlord under a Real Property Lease.

            (e) Purchaser shall have received an estoppel certificate (dated not more than 15 days prior to the Closing) from each landlord under a Real Property Lease (in substantially the form attached hereto as Exhibit E).

            (g) If prior to the Closing any portion of any Owned Real Property or Leased Real Property shall be taken (or any public announcement shall be made of an intent to take) by condemnation or eminent domain or shall be damaged or destroyed by fire or other casualty, Purchaser shall have the right to cancel this Agreement by giving notice to Seller within 15 days following notice of the taking or fire or other casualty. Seller, the Company and Purchaser waive the provisions of any applicable law governing the subject matter of this Section, and agree that their respective rights in the event of a taking or damage or destruction shall be governed by this Section. If Purchaser shall not cancel this Agreement, all insurance proceeds and condemnation awards shall be paid (or, if not then collected, assigned) to Purchaser at the Closing.

      9.14 Indebtedness. Except as set forth on Schedule 9.14 hereto, all Indebtedness of the Company shall have been paid or satisfied.

      9.15 Book Value; EBIT. (i) The Book Value of the Company (as reflected on the 2000 Balance Sheet) shall equal or exceed the Minimum Book Value and (ii) the Company's EBIT for the twelve month period ending June 30, 2000 is set forth on Schedule 5.38 hereto and all parties shall agree to the contents of such Schedule prior to Closing.

      9.16 Environmental Condition. Purchaser shall be satisfied, in its sole discretion, with the environmental condition of the Sites.

      9.17 2000 Balance Sheet. Seller shall have delivered to Purchaser the unaudited balance sheet of the Company covering the period January 1, 2000 through the Closing, and related statements of income and retained earnings and changes in financial position for such period, together with supporting Schedules (the "2000 Balance Sheet"). The 2000 Balance Sheet shall be prepared from the Books and Records of the Company, shall be prepared in accordance with GAAP consistently applied and shall fairly present in all material respects the financial position of the Company and the results of operations and cash flow for the period covered thereby.


                                   ARTICLE X

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

      The obligations of Seller under this Agreement are subject to the satisfaction at the Closing of each of the following conditions:

      10.1 Accuracy of Representations and Warranties. All representations and warranties by Purchaser in this Agreement shall be true as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

      10.2 Performance of Agreements. Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

      10.3 No Injunction. No third party injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated hereby.

      10.4 Opinion of Counsel to Purchaser. Seller shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to Purchaser, addressed to Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

                                   ARTICLE XI

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      11.1 Survival. The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of two
(2) years after the Closing Date and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Purchaser, on the one hand, or Seller, on the other hand, as the case may be, such claim shall survive the termination of such period and shall survive for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, with respect to Taxes and Employee Benefit Plans, the period shall be the applicable statute of limitations plus sixty (60) days, and with respect to customer claims and any environmental matters under Sections 5.29 and 11.2(iii), the period shall be ten (10) years.

      11.2 Indemnification by Seller. Seller hereby covenants and agrees with Purchaser that, regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have and, regardless of the Closing hereunder, Seller shall, indemnify Purchaser and the directors, officers, employees and Affiliates of Purchaser, and each of their successors and assigns (collectively, the "Purchaser Indemnitees"), and hold them harmless from, against and in respect of any and all Losses suffered, incurred or sustained by any of them resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation by Seller or the Company made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith), (ii) any Tax imposed upon or relating to the Company for any Pre-Closing Period in excess of the amount shown on the Closing Balance Sheet as a Liability or reserve for current Taxes not yet due and payable (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income and the accrual on the Closing Balance Sheet described in the last sentence of Section 2.2), but only if and to the extent that that such excess would have caused the Minimum Book Value of the Company to fall below (or further below) one million dollars ($1,000,000) if such liability had existed on the Closing Date, and (iii) (A) the presence, Release or threatened Release, of any Hazardous Materials existing as of or prior to the Closing Date at, from, in, to, on, or under any Site; (B) the transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Materials by or on behalf of Seller (in connection with the Business) or the Company, any predecessors of Seller (in connection with the Business) or the Company or any entities previously owned by the Company at or to any off-Site location prior to the Closing Date; (C) any violation of Environmental Law or any Environmental Permit by Seller (in connection with the Business) or the Company as of or prior to the Closing Date; or (D) any Environmental Claims relating to (1) the Business as conducted on or prior to the Closing Date; (2) any Contract executed by the Company on or prior to the Closing Date; (3) any express or implied warranty obligations with respect to products or services sold or otherwise provided by or on behalf of the Company on or prior to the Closing Date; or (4) any liability or obligation assumed or undertaken (either expressly or by operation of law) by the Company on or prior to the Closing Date.

      11.3 Indemnification by Purchaser. Subject to the limitations set forth in Section 11.1, Purchaser hereby covenants and agrees with Seller that Purchaser shall indemnify Seller and hold it harmless from, against and in respect of any and all Losses suffered, incurred or sustained by it resulting, from any misrepresentation, breach of warranty or the nonfulfillment of any agreement, covenant or obligation by Purchaser made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

      11.4 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.2 or 11.3 will be asserted and resolved as follows:

            (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 11.2 or 11.3 in respect of, arising out of or involving a claim or demand made by any person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party must deliver a Claim Notice to the Indemnifying Party within thirty (30) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

            (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume and control the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in (but not control) the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim within five (5) Business Days of any Claim Notice, (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party, and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred, upon its request (accompanied by written support with respect thereto). Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim without the Indemnified Party's consent if such settlement, compromise or discharge (A) constitutes a complete and unconditional discharge and release of the Indemnified Party and (B) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

            (c)   In the event any Indemnified Party shall have a claim under
Section 11.2 or 11.3 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Indemnity Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 11.2 or 11.3 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Indemnity Resolution Period, such dispute shall be resolved in accordance with the provisions of Section 13.9 hereof.

            (d) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at law or in equity, under federal and state securities Laws, by separate agreement, including under the Operative Agreements or otherwise.

      11.5 Subrogation. If any Indemnified Party receives payment or other indemnification from any Indemnifying Party hereunder, the Indemnifying Party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the Indemnifying Party at no expense to the Indemnified Party in enforcing such rights; provided, however, that the rights provided hereby shall not be so construed as to permit Seller (as Indemnifying Party) to claim over against the Company in respect of any loss of Purchaser (as Indemnified Party) that is or may be the subject of a claim for indemnification hereunder.

      11.6 Indemnity Payment. Any indemnity payment under this Agreement shall be treated by the parties hereto as an adjustment to the Purchase Price for Tax purposes.

      11.7 Offset. Any indemnification of the Purchaser Indemnitees may, but is not required to, be effected by one or more offsets of any amount payable to Seller pursuant to Section 3.2 hereof in the event that Seller fails to indemnify the Purchaser Indemnitees within 30 days of notice of entitlement of indemnification by a Purchaser Indemnitee. The remedies available to any Purchaser Indemnitee pursuant to this Article XI shall in no way be limited to such right of offset and the Purchaser Indemnitees shall have all other rights and remedies available, now or hereafter, at law or in equity or otherwise. It is understood and agreed that Purchaser may take such offsets with respect to any Loss alleged in good faith to arise from any claim for indemnification made by any Purchaser Indemnitee.

                                  ARTICLE XII

                                  TAX MATTERS

      12.1  Allocation of Certain Taxes.

            (a) If the Company is permitted but not required under applicable state, local or foreign income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall cause the Company to treat that day as the last day of a taxable period.

            (b) In the case of Taxes arising in a taxable period of the Company that includes but does not end on the Closing Date, except as provided in Section 12.1(c), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For the avoidance of doubt, for purposes of this Section 12.1, any Tax resulting from the transactions contemplated by this Agreement is attributable to the Pre-Closing Period.

            (c) In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period; provided, however, that if any property, asset or other right of the Company is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period.

      12.2  Preparation and Filing of Tax Returns.

            Purchaser shall file or cause to be filed all Tax Returns of the Company that are required to be filed after the Closing Date, including the Tax Returns for the taxable period ending on the Closing Date. The Company shall pay all Taxes shown to be due thereon, and Seller shall reimburse the Company for all Taxes attributable to the Pre-Closing Period required to be paid with Tax Returns filed by the Purchaser in excess of the amount shown on the Closing Balance Sheet as a Liability or reserve for current Taxes not yet due and payable (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income and the accrual on the Closing Balance Sheet described in the last sentence of Section 2.2), but only if and to the extent that that such excess would have caused the Minimum Book Value of the Company to fall below (or further below) one million dollars ($1,000,000) if such liability had existed on the Closing Date.

      12.3 Transfer Taxes. Any Transfer Taxes incurred as a result of the transactions contemplated herein (excluding the Taxes described in Section 9.13(a) herein) shall be borne or reimbursed, as the case may be, equally by Seller, on the one hand, and Purchaser, on the other. Seller and Purchaser agree to cooperate in good faith with each other, and to use their commercially reasonable efforts, to minimize such Transfer Taxes.

      12.4 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

                                  ARTICLE XIII

                                 MISCELLANEOUS

      13.1 Expenses. Except as and to the extent otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Seller, on the one hand, and Purchaser, on the other hand, shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

      13.2 Termination. (a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (i) at any time before the Closing, by mutual written consent of Purchaser and Seller;

                  (ii) at any time after the close of business on August 31, 2000, by Purchaser, on the one hand, or Seller, on the other hand, upon notification of the non- terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party;

                  (iii) at any time before the Closing, in the event that Purchaser shall have delivered written notice to Seller that it has elected to terminate the Agreement; or

                  (iv) at any time before the Closing, by Purchaser, on the one hand, or Seller, on the other hand, (A) in the event of a material breach hereof by the non- terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (B) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party.

            (b) If this Agreement is validly terminated pursuant to Section 13.2(a), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Purchaser, Seller or any of their respective Affiliates (or any of the direct or indirect stockholders, officers, directors, employees or agents of the Purchaser, Seller or such Affiliates), except that the provisions of the next succeeding sentence and this Article XIII will continue to apply following any such termination. In the event that this Agreement is terminated pursuant to Section 13.2(a)(iii), Purchaser shall, as liquidated damages and not as penalty, pay to Seller within ten days following such termination by wire transfer of immediately available funds the amount of $50,000. The parties agree that such amount is reasonable under all circumstances existing at the time of execution of this Agreement, and represents a genuine and reasonable attempt by the parties to pre-estimate the loss which would flow from such termination.

      13.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

      13.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      13.5 Assignment. No party to this Agreement may assign its rights or obligations hereunder without the prior written consent of all of the other parties; provided, however, that Purchaser may assign this Agreement to an affiliate of Purchaser (which shall not relieve Purchaser of any obligation hereunder) without the consent of Seller and the Company.

      13.6 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receipt when transmitted by facsimile or telex or after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

      If to Purchaser, to:

      PGI Acquisition Inc.
      280 Park Avenue
      New York, New York  10017
      Attention:  Joseph Cappuccio
      Fax:  212-818-9277

      With a copy to:

      Morgan, Lewis & Bockius LLP
      101 Park Avenue
      New York, New York  10178
      Attention:  David G. Nichols, Jr.
      Fax: 212-309-6273

      If to Seller, to:

      Malinda A. Morrow
      P.O. Box 23408
      Knoxville, Tennessee  37933-1408

      With a copy to:

      K. Ray Pinkstaff
      P.O. Box 52882
      Knoxville, Tennessee  37950-2882

      Fax:  865-690-7806

      13.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Operative Agreements constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings no specifically set forth in this Agreement or in any Exhibit or Schedule hereto or any Operative Agreements, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

      13.8 Headings; Certain Terms. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specified; the word "or" means "and/or," and the word "person" means and refers to any individual, corporation, trust, partnership, joint venture, government or governmental authority, or any other entity; and the plural and singular forms are used interchangeably.

      13.9 Arbitration of Claims. (a) Any dispute, claim, controversy or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby (a "Dispute"), including without limitation any dispute between an Indemnified Party and any Indemnifying Party under Article XI, which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided:

            (b) A party demanding arbitration under this Agreement (an "Initiating Party") shall initiate such arbitration by delivering written notice (the "Arbitration Notice") to the party with whom arbitration is sought. Any Arbitration Notice shall contain a statement setting forth the nature of the Dispute, the amount involved, if any, and the remedy sought.

            (c) Any Dispute subject to arbitration shall be arbitrated in Knoxville, Tennessee under the commercial rules then in effect of the American Arbitration Association (the "AAA"). Each party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with an award of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this
Section 13.9 by bringing suit in any court of competent jurisdiction. The Initiating Party shall request the AAA to designate one arbitrator who shall be qualified as an arbitrator under the standards of the AAA and who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters. The arbitrator shall consider the dispute at issue at a mutually agreed upon time within thirty (30) days (or such longer period as may be acceptable to the parties or as directed by the arbitrator) of the designation of the arbitrator. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within forty-five (45) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 45-day period for a total of two forty-five (45) day periods. The arbitrator shall immediately deliver a written report with respect to the dispute to each of the parties who shall promptly act in accordance therewith.

            (d) All fees, costs and expenses (including reasonable attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 13.9, or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 13.9 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 13.9 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances.

            (e) Notwithstanding the foregoing, it is hereby agreed that no arbitrator shall have any power to add to, alter or modify the terms and conditions of this Agreement or any other agreement executed and delivered in connection herewith or to decide any issue which does not arise from the interpretation or application of the provisions of this Agreement.

      13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      13.11 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

      13.12 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

      13.13 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

      13.14 Section References. All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.


                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer thereunder duly authorized, on the date first above written.

                                        PGI ACQUISITION INC.


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                     THE PROVIDENCE GROUP, INC.


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                             -----------------------------------
                                             Malinda A. Morrow

                                                                         ANNEX I
                                                                         -------

                              OWNERSHIP OF SHARES

--------------------------------------------------------------------------------
       Name of Seller                      Number and Class of Shares
--------------------------------------------------------------------------------
Malinda A. Morrow                 1,500 shares of $1.00 par value common stock
--------------------------------------------------------------------------------

                                                                       EXHIBIT A

                          OPINION OF COUNSEL TO SELLER

                                                                       EXHIBIT B

                       OPINION OF COUNSEL TO THE COMPANY

                                                                       EXHIBIT C

                          FORM OF EMPLOYMENT AGREEMENT

                                                                       EXHIBIT D

                           FORM OF FIRPTA CERTIFICATE

                                                                       EXHIBIT E

                          FORM OF ESTOPPEL CERTIFICATE

                                                                       EXHIBIT F

                        OPINION OF COUNSEL TO PURCHASER